MillerKnoll, Inc. Reports Fourth Quarter Fiscal 2022 Results
•Strong sales growth of 77% over the prior year, up 23% organically
•Sequential operating margin improvement of 230 basis points
•Continued progress with the integration of Knoll
◦$66 million of run-rate cost synergies captured to date
◦Company remains confident in ability to deliver $120 million of run-rate cost synergies within three years of closing
•Formal launch of the contract dealer network in North America positions MillerKnoll for future growth

Webcast to be held Wednesday, June 29, 2022, at 5:30 PM ET

Release	Immediate
Date	June 29, 2022
Contact	Jeff Stutz (616) 654-8538 or jeff_stutz@hermanmiller.com
Media (616) 654-5977 or media_relations@hermanmiller.com
Address	MillerKnoll, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.millerknoll.com

Fourth Quarter and Full-Year Fiscal 2022 Financial Results

	(Unaudited)			(Unaudited)
	Three Months Ended			Twelve Months Ended
(Dollars in millions, except per share data)[1]	May 28, 2022	May 29, 2021	% Chg.	May 28, 2022	May 29, 2021	% Chg.
Net Sales	$1,100.5	$621.5	77.1%	$3,946.0	$2,465.1	60.1%
Gross Margin %	34.8%	36.4%	N/A	34.3%	38.6%	N/A
Adjusted Gross Margin %*	34.8%	38.1%	N/A	34.6%	38.6%	N/A
Operating Expenses	$325.5	$214.8	51.5%	$1,312.9	$718.6	82.7%
Adjusted Operating Expenses*	$311.4	$190.9	63.1%	$1,139.8	$704.7	61.7%
Operating Earnings %	5.2%	1.8%	N/A	1.0%	9.4%	N/A
Adjusted Operating Earnings %*	6.5%	7.3%	N/A	5.7%	10.0%	N/A
Net Earnings (Loss) Attributable to MillerKnoll, Inc.	$21.5	$9.0	138.9%	$(27.1)	$174.6	(115.5)%
Earnings (Loss) Per Share – Diluted	$0.28	$0.15	86.7%	$(0.37)	$2.94	(112.6)%
Adjusted Earnings Per Share – Diluted*	$0.58	$0.59	(1.7)%	$1.92	$3.07	(37.5)%
Orders	$1,013.3	$689.4	47.0%	$4,183.5	$2,441.2	71.4%
Backlog	$932.5	$446.9	108.7%
*Items indicated represent Non-GAAP measurements; see the reconciliations of Non-GAAP financial measures and related explanations below.
[1] Effective May 30, 2021, we elected to change our method of accounting for the cost of certain inventories within our Americas Segment from the last-in, first-out method (“LIFO”) to first-in, first-out method (“FIFO”), which were our only operations that were using the LIFO cost method. All prior periods presented have been retrospectively adjusted to apply the effects of the change.

To our shareholders:
In July 2021, we brought Herman Miller and Knoll together, creating one of the most influential design companies in the world. In the year since, we have made tremendous progress standing up our new company and beginning an integration journey aimed at combining the best aspects of both organizations. To date, we have completed the global organizational design, launched an industry-leading sales team and independent dealer network, and made meaningful progress toward our goal of delivering $120 million in run-rate cost synergies.

Our team delivered fourth quarter and fiscal year 2022 results that reflect both the strength and potential of MillerKnoll. Throughout the last year, our company contended with a volatile environment that continues and across our global operations we took decisive actions to mitigate supply chain disruptions and inflationary pressures. We remain confident that as a preeminent leader in design, our unique combination of contract and retail businesses and collective of brands enhances our ability to compete and grow in a new era of living and working.

MillerKnoll Consolidated Results
Fourth quarter consolidated net sales were $1.10 billion, reflecting an increase of 77.1% on a reported basis and 23.4% organically compared to prior year. Orders in the quarter of $1.01 billion were 47.0% higher on a reported basis and increased 4.4% organically over the prior year.

Gross margin in the fourth quarter of 34.8% was 160 basis points lower than the same quarter last year, driven primarily by higher commodity costs and other inflationary pressures. On a sequential basis, consolidated gross margin improved 180 basis points as a result of recent price increases. These price increases are expected to help drive further margin expansion in future quarters.

Consolidated operating expenses for the quarter were $325.5 million, compared to $214.8 million in the prior year. Consolidated adjusted operating expenses of $311.4 million, were up $120.5 million from last year, primarily due to the inclusion of $100.1 million of Knoll adjusted operating expenses and additional variable selling expenses.

Operating margin for the quarter was 5.2% compared to 1.8% during the prior year. On an adjusted basis, which excludes acquisition and integration-related charges, consolidated operating margin was 6.5% compared to 7.3% in the prior year. Consolidated operating margin improved sequentially by 230 basis points from the prior quarter.

The sequential expansion in operating margin this quarter was driven by improved operational performance, including the ongoing realization of integration savings, the realization of price increases we implemented earlier this fiscal year, and well-managed operating expenses.

We reported diluted earnings per share of $0.28 for the quarter. Adjusted earnings per share was $0.58 in the quarter, compared to $0.59 in the prior year.

For the full fiscal year, net sales were $3.95 billion, reflecting a year-over-year increase of 60.1%. On an organic basis, net sales increased by 13.6% compared to the prior year. Net loss per share for the full year totaled $0.37, compared to diluted earnings per share of $2.94 in fiscal 2021. On an adjusted basis, diluted earnings per share for the full year totaled $1.92 compared to diluted earnings per share of $3.07 in fiscal 2021.

At the end of the fourth quarter, our liquidity position reflected cash on hand and availability on our revolving credit facility totaling $526.9 million. In the fourth quarter of fiscal 2020, we temporarily suspended open market share repurchase activity as part of managing cash flows associated with uncertainty caused by the pandemic. Going forward, we are re-establishing our open market share repurchase program under our existing share repurchase authorization and may repurchase shares from time to time based on management’s evaluation of market conditions, share price and other factors.

Continued organic growth in consolidated sales and orders

As mitigation efforts around the challenging supply chain environment have taken hold, lead times and reliability have returned to normal levels for almost all products and geographies. Strong production levels across our global footprint during the quarter drove the highest sales volume of the fiscal year. The International Contract business delivered record sales of $135.8 million in the quarter, an increase of 28.1% over the prior year on a reported basis and up 36.8% organically. Americas Contract sales were up 33.9% over the prior year, while Knoll sales were up 23.6% on a pro forma basis. While Retail sales were essentially flat compared to the prior year on a reported basis and up 1.8% organically, when compared to the same period in fiscal 2020, sales were up 112.0%.

Consolidated demand continued to exceed prior year levels, with orders of $1.0 billion up 47.0% over prior year on a reported basis and up 4.4% organically. Order growth in the Americas Contract segment was 12.3% compared to the prior year, while International orders were 1.6% higher on a reported basis and reflected organic growth of 7.5%. Knoll orders decreased by 2.9% on a pro forma basis. Retail orders were 12.0% lower than the prior year on a reported basis and down 10.2% organically.

Our Global Retail business was challenged by continued economic uncertainty and a shift in consumer spending to travel and other experiential categories. Despite these near-term pressures, new orders for the Retail segment were up 63.0% on a two-year stacked basis compared to the fourth quarter of fiscal year 2020. Excluding the workspace category, the two-year order growth for Retail was 76.9%. Even more importantly, we continue to see long-term potential for the retail businesses for several reasons. Herman Miller stores continue to outpace our expectations, and new product expansions at Design Within Reach and HAY, such as outdoor collections, and gaming chairs at Herman Miller continue to do well. We are making strategic investments in new Herman Miller stores, global eCommerce platforms, expanded product assortments and technology systems that will position the business for further growth in the future.

The future of the workplace remains a top priority for our Contract customers around the world. Even amidst broader economic uncertainty, employers recognize they must develop and implement workplace strategies to support new ways of working and shifting employee preferences. According to the most recent Leesman’s Executive Survey, 93% of executives say they are planning changes to their office spaces, with some planning full scale renovations and many others making incremental improvements.

Our customers continue to turn to us for guidance navigating their own plans, especially as it relates to enabling hybrid work models that deliver the flexibility employees are demanding while also supporting the collaborative in-person work experience necessary to cultivate and enable company culture. The breadth of our portfolio enables us to solve for a wide variety of workplace scenarios. Our unique value proposition is resonating, and customers are engaging. Customer visits in the fourth quarter were double that of the third quarter. Our dealers continue to report a positive view of in-market activity.

Finally, on a consolidated basis, we closed the fiscal year with a consolidated backlog of $932.5 million, reflecting an increase of 108.7% on a reported basis and up 45.3% organically, creating a strong foundation entering fiscal year 2023.

Integration progresses with milestone achievements in the fourth quarter

June 1, 2022 marked a critical milestone in our integration journey, as we launched our MillerKnoll sales and dealer network in North America. Quickly following, we held our first MillerKnoll Design Days in Chicago with product launches across our collective of brands and events throughout 70,000 square feet of showroom and retail space. Customers now have access to our full portfolio of brands through a unified dealer network in North America, giving them more choice and creating more opportunities for our dealer partners.

We are also making excellent progress in building our International MillerKnoll Contract dealer network to cross-sell the MillerKnoll collective of brands. Our International MillerKnoll dealer cross-sell pilot now includes 32 dealers from 17 countries on three continents, with dealers in the queue for pilots to launch in the Middle East and Africa later this calendar year.

Core to MillerKnoll is our commitment to our people, our planet, and our communities; and in the fourth quarter, we introduced our 2030 sustainability goals. These goals are shared across our collective of brands and are targeted at reducing our carbon footprint, designing out waste, and sourcing more sustainable materials.

We began our integration journey by developing a strategic plan that has served us well over the past year. We are on track and delivering well against our milestones. At quarter-end, we had achieved run-rate cost synergies of $66 million and remain confident we will deliver on our target of $120 million within three years of closing.

Designing for the future and expanding our reach

Our design and innovation pipeline is robust with more than a dozen new products launching across our collective of brands at Design Days, including new task seating from both Herman Miller and Knoll, new textiles from Maharam and Knoll Textiles and a new Sit-to-Stand desk from Geiger. There is incredible opportunity to build upon our legacy of design in every region and channel we operate.

To unlock the full potential of our Retail business, we have made some considerable progress capitalizing our digital platforms and expanding our reach. In the fourth quarter, we introduced a new HAY website in the U.S. and began a series of global website launches for Herman Miller and Herman Miller Gaming in native languages to further our reach outside of North America.

In addition, we are dramatically improving our data platforms and analytics capabilities, continuing to expand our assortment and increasing the Herman Miller store footprint, all of which allow us to reach a broader range of customers. We opened eight Herman Miller stores in the fourth quarter, including three in Japan, and one DWR retail studio. We have three additional store openings planned for the first quarter of fiscal 2023. Much of our customer data and assortment expansion work occurred in the fourth quarter, and we expect to realize the benefits of these efforts as we move through fiscal 2023.

Outlook
We expect sales in the first quarter of fiscal year 2023 to range between $1,080 million and $1,120 million. It is important to note that the first quarter revenue estimate includes the impact of an additional week of sales based on the company’s accounting calendar, which periodically is required to re-align the company’s fiscal periods with the calendar months. The mid-point of this range implies a revenue increase of 39% compared to the same quarter last fiscal year on a reported basis and 11% on an organic basis, excluding the impact of the extra week, Knoll acquisition and foreign currency translation. We anticipate earnings per share to be between $0.32 and $0.38 for the quarter.

Realizing the full potential of MillerKnoll

Our fourth quarter was the culmination of a year’s worth of thoughtful planning and extraordinary execution by our teams around the world. It serves as a testimonial to the agility and flexibility of our diversified business, enabling us to pivot toward emerging opportunities while overcoming macro-economic challenges where they exist.

We are MillerKnoll, a collective of dynamic brands committed to design, and as we continue to design our future, we are leveraging our comprehensive product portfolio, scaled global footprint and dealer network, and advanced digital capabilities to transform our industry and reimagine modern for the 21st century. Thank you for continuing on this journey with us.

Andi Owen	Jeff Stutz
President and Chief Executive Officer	Chief Financial Officer

Financial highlights for the twelve months ended May 28, 2022 follow:

MillerKnoll, Inc.
Condensed Consolidated Statements of Operations

(Unaudited) (Dollars in millions, except per share and common share data)[1]	Three Months Ended				Twelve Months Ended
	May 28, 2022		May 29, 2021		May 28, 2022		May 29, 2021
Net Sales	$1,100.5	100.0%	$621.5	100.0%	$3,946.0	100.0%	$2,465.1	100.0%
Cost of Sales	718.0	65.2%	395.4	63.6%	2,593.3	65.7%	1,514.0	61.4%
Gross Margin	382.5	34.8%	226.1	36.4%	1,352.7	34.3%	951.1	38.6%
Operating Expenses	311.4	28.3%	202.6	32.6%	1,137.8	28.9%	704.9	28.6%
Restructuring Expenses	—	—%	1.2	0.2%	—	—%	2.7	0.1%
Acquisition and Integration Charges	14.1	1.3%	11.0	1.8%	175.1	4.4%	11.0	0.4%
Operating Earnings	57.0	5.2%	11.3	1.8%	39.8	1.0%	232.5	9.4%
Other Expenses, net	12.7	1.2%	2.1	0.3%	48.4	1.2%	4.2	0.2%
Earnings (Loss) Before Income Taxes and Equity Income	44.3	4.0%	9.2	1.5%	(8.6)	(0.2)%	228.3	9.3%
Income Tax Expense (Benefit)	21.1	1.9%	(1.4)	(0.2)%	11.1	0.3%	48.3	2.0%
Equity Income, net of tax	—	—%	0.3	—%	—	—%	0.3	—%
Net Earnings (Loss)	23.2	2.1%	10.9	1.8%	(19.7)	(0.5)%	180.3	7.3%
Net Earnings Attributable to Redeemable Noncontrolling Interests	1.7	0.2%	1.9	0.3%	7.4	0.2%	5.7	0.2%
Net Earnings (Loss) Attributable to MillerKnoll, Inc.	$21.5	2.0%	$9.0	1.4%	$(27.1)	(0.7)%	$174.6	7.1%

Amounts per Common Share Attributable to MillerKnoll, Inc.
Earnings (Loss) Per Share – Basic	$0.28		$0.15		($0.37)		$2.96
Weighted Average Basic Common Shares	75,572,421		59,005,945		73,160,212		58,931,268
Earnings (Loss) Per Share – Diluted	$0.28		$0.15		($0.37)		$2.94
Weighted Average Diluted Common Shares	76,364,706		59,918,132		73,160,212		59,389,598

MillerKnoll, Inc.
Condensed Consolidated Statements of Cash Flows

	Twelve Months Ended
(Unaudited) (Dollars in millions)[1]	May 28, 2022	May 29, 2021
Cash (used in) provided by:
Operating activities	$(11.9)	$332.3
Investing activities	(1,172.4)	(59.9)
Financing activities	1,039.9	(347.7)
Effect of exchange rate changes	(21.7)	17.7
Net change in cash and cash equivalents	(166.1)	(57.6)
Cash and cash equivalents, beginning of period	396.4	454.0
Cash and cash equivalents, end of period	$230.3	$396.4

MillerKnoll, Inc.
Condensed Consolidated Balance Sheets

(Unaudited) (Dollars in millions)[1]	May 28, 2022	May 29, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$230.3	$396.4
Short-term investments	0.0	7.7
Accounts receivable, net	344.1	204.7
Unbilled accounts receivable	32.0	16.4
Inventories, net	587.3	228.6
Prepaid expenses and other	119.4	52.7
Total current assets	1,313.1	906.5
Net property and equipment	581.5	327.2
Right of use assets	425.8	214.7
Other assets	2,188.8	628.4
Total Assets	$4,509.2	$2,076.8

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$355.1	$178.4
Short-term borrowings and current portion of long-term debt	29.3	2.2
Short-term lease liability	79.9	44.8
Accrued liabilities	408.3	275.4
Total current liabilities	872.6	500.8
Long-term debt	1,379.2	274.9
Lease liabilities	398.2	221.1
Other liabilities	325.2	142.5
Total Liabilities	2,975.2	1,139.3
Redeemable Noncontrolling Interests	106.9	77.0
Stockholders' Equity	1,427.1	860.5
Total Liabilities, Redeemable Noncontrolling Interests and Stockholders' Equity	$4,509.2	$2,076.8

Non-GAAP Financial Measures and Other Supplemental Data
This presentation contains non-GAAP financial measures that are not in accordance with, nor an alternative to, generally accepted accounting principles (GAAP) and may be different from non-GAAP measures presented by other companies. These non-GAAP financial measures are not measurements of our financial performance under GAAP and should not be considered an alternative to the related GAAP measurement. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of non-GAAP measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results. Reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are provided in the financial tables included within this presentation. The Company believes these non-GAAP measures are useful for investors as they provide financial information on a more comparative basis for the periods presented.

The non-GAAP financial measures referenced within this presentation include: Adjusted Earnings per Share, Adjusted Operating Earnings (Loss), Adjusted Gross Margin, Adjusted Operating Expenses, and Organic Growth (Decline).

Adjusted Earnings per Share represents reported diluted earnings per share excluding the impact from amortization of purchased intangibles, acquisition and integration charges, debt extinguishment charges, restructuring expenses, other special charges or gains and the related tax effect of these adjustments. These adjustments are described further below.

Adjusted Operating Earnings (Loss) represents reported operating earnings plus acquisition and integration charges, amortization of purchased intangibles, restructuring expenses and other special charges or gains. These adjustments are described further below.

Adjusted Gross Margin represents gross margin plus amortization of purchased intangibles and other special charges. These adjustments are described further below.

Adjusted Operating Expenses represents reported operating expenses excluding acquisition and integration charges, amortization of purchased intangibles, restructuring expenses and other special charges or gains. These adjustments are described further below.

Organic Growth represents the change in sales and orders, excluding currency translation effects and the impact of acquisitions and divestitures.

Amortization of purchased intangibles: Includes expenses associated with the amortization of inventory step-up and amortization of acquisition related intangibles acquired as part of the Knoll acquisition. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. We exclude the impact of the amortization of purchased intangibles, including the fair value adjustment to inventory, as such non-cash amounts were significantly impacted by the size of the Knoll acquisition. Furthermore, we believe that this adjustment enables better comparison of our results as Amortization of Purchased Intangibles will not recur in future periods once such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets. Although we exclude the Amortization of Purchased Intangibles in these non-GAAP measures, we believe that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation.

Acquisition and integration charges: Costs related directly to the Knoll acquisition including legal, accounting and other professional fees as well as integration-related costs. Integration-related costs include severance, accelerated stock-based compensation expenses, asset impairment charges, and other cost reduction efforts or reorganization initiatives.

Debt extinguishment charges: Includes expenses associated with the extinguishment of debt as part of financing the Knoll acquisition. We excluded these items from our non-GAAP measures because they relate to a specific transaction and are not reflective of our ongoing financial performance.

Gain on sale of dealer: Includes the gain recorded on the divestiture of an owned dealership.

Legal settlement gain: Includes the gain recorded on the settlement of a legal matter in the prior year.

Restructuring expenses: Include actions involving facilities consolidation and optimization, targeted workforce reductions, and costs associated with an early retirement program.

Special charges: Special charges include certain costs arising as a direct result of the COVID-19 pandemic, and retroactive payments related to reinstated employee benefits made in the prior year. Retroactive payments related to reinstated employee benefits were an adjustment to Operating Earnings and Earnings Per Share in the fourth quarter, but not for the full year.

Tax related items: We excluded the income tax benefit/provision effect of the tax related items from our non-GAAP measures because they are not associated with the tax expense on our ongoing operating results.

Certain tables below summarize select financial information, for the periods indicated, related to each of the Company’s reportable segments. The Americas Contract segment includes the operations associated with the design, manufacture, and sale of furniture products for work-related settings, including office, education, and healthcare environments, throughout the United States, Canada and Latin America. Americas Contract also includes the operations associated with the design, manufacture, and sale of high-craft furniture products and textiles including Geiger wood products, Maharam textiles, naughtone and Nemschoff products. The International Contract segment includes the operations associated with the design, manufacture, and sale of furniture products, primarily for work-related settings, in the European, Middle East and Asia-Pacific geographic regions. The Global Retail segment includes the global operations associated with the sale of modern design furnishings and accessories to third party retail distributors, as well as direct to consumer sales through eCommerce and Design Within Reach, HAY, and Herman Miller retail stores and studios. The Knoll segment includes the global operations associated with the design, manufacture, and sale of furniture products within the Knoll constellation of brands. Corporate costs represent unallocated expenses related to general corporate functions, including, but not limited to, certain legal, executive, corporate finance, information technology, administrative and acquisition-related costs.

A. Reconciliation of Operating Earnings (Loss) to Adjusted Operating Earnings (Loss) by Segment1

	Three Months Ended				Twelve Months Ended
	May 28, 2022		May 29, 2021		May 28, 2022		May 29, 2021
Americas Contract
Net Sales	$392.8	100.0%	$293.3	100.0%	$1,444.9	100.0%	$1,301.3	100.0%
Gross Margin	117.6	29.9%	86.5	29.5%	419.3	29.0%	448.6	34.5%
Total Operating Expenses	97.9	24.9%	104.3	35.6%	375.8	26.0%	355.0	27.3%
Operating Earnings (Loss)	$19.7	5.0%	$(17.8)	(6.1)%	$43.5	3.0%	$93.6	7.2%

Adjustments
Special Charges	—	—%	21.6	7.4%	—	—%	0.3	—%
Restructuring	—	—%	1.2	0.4%	—	—%	3.8	0.3%
Acquisition and Integration Charges	0.2	0.1%	—	—%	5.1	0.4%	—	—%
Gain on Sale of Dealer	—	—%	—	—%	(2.0)	(0.1)%	—	—%
Adjusted Operating Earnings	$19.9	5.1%	$5.0	1.7%	$46.6	3.2%	$97.7	7.5%

International Contract
Net Sales	$135.8	100.0%	$106.0	100.0%	$483.2	100.0%	$399.5	100.0%
Gross Margin	45.2	33.3%	33.8	31.9%	159.3	33.0%	135.9	34.0%
Total Operating Expenses	24.9	18.3%	25.4	24.0%	98.3	20.3%	87.4	21.9%
Operating Earnings	$20.3	14.9%	$8.4	7.9%	$61.0	12.6%	$48.5	12.1%

Adjustments
Special Charges	—	—%	—	—%	—	—%	0.8	0.2%
Restructuring	—	—%	—	—%	—	—%	(1.1)	(0.3)%
Acquisition and Integration Charges	—	—%	—	—%	1.1	0.2%	—	—%
Adjusted Operating Earnings	$20.3	14.9%	$8.4	7.9%	$62.1	12.9%	$48.2	12.1%

Global Retail
Net Sales	$221.5	100.0%	$222.2	100.0%	$856.8	100.0%	$764.3	100.0%
Gross Margin	96.4	43.5%	105.8	47.6%	372.4	43.5%	366.6	48.0%
Total Operating Expenses	75.2	34.0%	63.4	28.5%	276.9	32.3%	223.6	29.3%
Operating Earnings	$21.2	9.6%	$42.4	19.1%	$95.5	11.1%	$143.0	18.7%

Adjustments
Special Charges	—	—%	0.5	0.2%	—	—%	0.1	—%
Acquisition and Integration Charges	—	—%	—	—%	0.5	0.1%	—	—%
Adjusted Operating Earnings	$21.2	9.6%	$42.9	19.3%	$96.0	11.2%	$143.1	18.7%

Knoll
Net Sales	$359.0	100.0%	$—	—%	$1,188.5	100.0%	$—	—%
Gross Margin	123.3	34.3%	—	—%	401.7	33.8%	—	—%
Total Operating Expenses	108.0	30.1%	—	—%	459.3	38.6%	—	—%
Operating Earnings (Loss)	$15.3	4.3%	$—	—%	$(57.6)	(4.8)%	$—	—%

Adjustments
Special Charges	—	—%	—	—%	—	—%	—	—%
Amortization of Purchased Intangibles	6.7	1.9%	—	—%	63.4	5.3%	—	—%
Acquisition and Integration Charges	1.3	0.4%	—	—%	60.3	5.1%	—	—%
Adjusted Operating Earnings	$23.3	6.5%	$—	—%	$66.1	5.6%	$—	—%

Intersegment Sales
Net Sales Elimination	$(8.6)	100.0%	$—	—%	$(27.4)	100.0%	$—	—%

Corporate
Operating (Loss)	$(19.5)	—%	$(21.7)	—%	$(102.6)	—%	$(52.6)	—%

Adjustments
Acquisition and Integration Charges	6.0	—%	11.0	—%	57.5	—%	11.0	—%
Adjusted Operating (Loss)	$(13.5)	—%	$(10.7)	—%	$(45.1)	—%	$(41.6)	—%

MillerKnoll, Inc.
Net Sales	$1,100.5	100.0%	$621.5	100.0%	$3,946.0	100.0%	$2,465.1	100.0%

Gross Margin	382.5	34.8%	226.1	36.4%	1,352.7	34.3%	951.1	38.6%
Total Operating Expenses	325.5	29.6%	214.8	34.6%	1,312.9	33.3%	718.6	29.2%
Operating Earnings	$57.0	5.2%	$11.3	1.8%	$39.8	1.0%	$232.5	9.4%

Adjustments
Special Charges	—	—%	22.1	3.6%	—	—%	1.2	—%
Restructuring	—	—%	1.2	0.2%	—	—%	2.7	0.1%
Amortization of Purchased Intangibles	6.7	0.6%	—	—%	63.4	1.6%	—	—%
Acquisition and Integration Charges	7.5	0.7%	11.0	1.8%	124.5	3.2%	11.0	0.4%
Gain on Sale of Dealer	—	—%	—	—%	(2.0)	(0.1)%	—	—%
Adjusted Operating Earnings	$71.2	6.5%	$45.6	7.3%	$225.7	5.7%	$247.4	10.0%
Special charges include certain costs arising as a direct result of COVID-19, and retroactive payments related to reinstated employee benefits. Retroactive payments related to reinstated employee benefits were an adjustment to Operating Earnings in the fourth quarter, but not for the full year.

B. Reconciliation of Earnings (Loss) per Share to Adjusted Earnings per Share1

	Three Months Ended		Twelve Months Ended
	May 28, 2022	May 29, 2021	May 28, 2022	May 29, 2021
Earnings (Loss) per Share - Diluted	$0.28	$0.15	$(0.37)	$2.94

Add: Amortization of purchased intangibles	0.09	—	0.87	—
Add: Acquisition and integration charges	0.10	0.18	1.71	0.17
Add: Special charges	—	0.37	(0.01)	0.02
Add: Restructuring charges	—	0.01	—	0.03
Add: Debt extinguishment	—	—	0.18	—
Less: Gain on legal settlement	—	(0.01)	—	(0.08)
Less: Gain on sale of dealer	—	—	(0.03)	—
Tax impact on adjustments	0.11	(0.11)	(0.43)	(0.01)
Adjusted Earnings per Share - Diluted	$0.58	$0.59	$1.92	$3.07
Weighted Average Shares Outstanding (used for Calculating Adjusted Earnings per Share) – Diluted	76,364,706	59,918,132	73,160,212	59,389,598

C. Reconciliation of Gross Margin to Adjusted Gross Margin1

	Three Months Ended				Twelve Months Ended
	May 28, 2022		May 29, 2021		May 28, 2022		May 29, 2021
Gross Margin	$382.5	34.8%	$226.1	36.4%	$1,352.7	34.3%	$951.1	38.6%
Amortization of Purchased Intangibles	0.1	—%	—	—%	12.8	0.3%	—	—%
Special Charges	—	—%	10.4	1.7%	—	—%	1.0	—%
Adjusted Gross Margin	$382.6	34.8%	$236.5	38.1%	$1,365.5	34.6%	$952.1	38.6%

D. Reconciliation of Operating Expenses to Adjusted Operating Expenses

	Three Months Ended				Twelve Months Ended
	May 28, 2022		May 29, 2021		May 28, 2022		May 29, 2021
Operating Expenses	$325.5	29.6%	$214.8	34.6%	$1,312.9	33.3%	$718.6	29.2%
Special Charges	—	—%	11.7	1.9%	—	—%	0.2	—%
Restructuring	—	—%	1.2	0.2%	—	—%	2.7	0.1%
Amortization of Purchased Intangibles	6.6	0.6%	—	—%	50.6	1.3%	—	—%
Acquisition and Integration Charges	7.5	0.7%	11.0	1.8%	124.5	3.2%	11.0	0.5%
Gain on Sale of Dealer	—	—%	—	—%	(2.0)	(0.1)%	—	—%
Adjusted Operating Expenses	$311.4	28.3%	$190.9	30.7%	$1,139.8	28.9%	$704.7	28.6%

E. Organic Sales Growth by Segment

	Three Months Ended
	May 28, 2022
	Americas	International	Retail	Knoll	Intersegment Elimination	Total
Net Sales, as reported	$392.8	$135.8	$221.5	$359.0	$(8.6)	$1,100.5
% change from PY	33.9%	28.1%	(0.3)%	N/A	N/A	77.1%

Adjustments
Acquisition	—	—	—	(359.0)	8.6	(350.4)
Currency Translation Effects (1)	0.5	9.2	4.7	—	—	14.4
Net Sales, organic	$393.3	$145.0	$226.2	$—	$—	$764.5
% change from PY	35.0%	36.8%	1.8%	N/A	N/A	23.4%
Note: Knoll net sales for the three month period from March 1 to May 31 in the prior fiscal year were $290.5 million. Net sales in the fourth quarter reflected a pro forma increase of 23.6% versus the comparable period in the prior year.

	Three Months Ended
	May 29, 2021
	Americas	International	Retail	Knoll	Intersegment Elimination	Total
Net Sales, as reported	$293.3	$106.0	$222.2	$—	$—	$621.5

Adjustments
Dealer Divestitures	(1.9)	—	—	—	—	(1.9)
Net sales, organic	$291.4	$106.0	$222.2	$—	$—	$619.6
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period.

	Twelve Months Ended
	May 28, 2022
	Americas	International	Retail	Knoll	Intersegment Elimination	Total
Net Sales, as reported	$1,444.9	$483.2	$856.8	$1,188.5	$(27.4)	$3,946.0
% change from PY	11.0%	21.0%	12.1%	N/A	N/A	60.1%

Adjustments
Acquisitions	—	—	—	(1,188.5)	27.4	(1,161.1)
Currency Translation Effects (1)	(1.0)	8.4	7.0	—	—	14.4
Net Sales, organic	$1,443.9	$491.6	$863.8	$—	$—	$2,799.3
% change from PY	11.1%	23.1%	13.0%	N/A	N/A	13.6%

	Twelve Months Ended
	May 29, 2021
	Americas	International	Retail	Knoll	Intersegment Elimination	Total
Net Sales, as reported	$1,301.3	$399.5	$764.3	$—	$—	$2,465.1

Adjustments
Dealer Divestitures	(1.9)	—	—	—	—	(1.9)
Net sales, organic	$1,299.4	$399.5	$764.3	$—	$—	$2,463.2
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period.

F. Organic Order Growth by Segment

	Three Months Ended
	May 28, 2022
	Americas	International	Retail	Knoll	Intersegment Elimination	Total
Orders, as reported	$375.5	$114.8	$213.1	$316.4	$(6.5)	$1,013.3
% change from PY	12.3%	1.6%	(12.0)%	N/A	N/A	47.0%

Adjustments
Acquisitions	—	—	—	(316.4)	6.5	(309.9)
Currency Translation Effects (1)	0.3	6.7	4.3	—	—	11.3
Orders, organic	$375.8	$121.5	$217.4	$—	$—	$714.7
% change from PY	14.0%	7.5%	(10.2)%	N/A	N/A	4.4%
Note: Knoll orders for the three month period from March 1 to May 31 in the prior fiscal year were $325.9 million. Orders in the fourth quarter reflected a pro forma decrease of 2.9% versus the comparable period in the prior year.

	Three Months Ended
	May 29, 2021
	Americas	International	Retail	Knoll	Intersegment Elimination	Total
Orders, as reported	$334.3	$113.0	$242.1	$—	$—	$689.4

Adjustments
Dealer Divestitures	(4.6)	—	—	—	—	(4.6)
Orders, organic	$329.7	$113.0	$242.1	$—	$—	$684.8
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period.

	Twelve Months Ended
	May 28, 2022
	Americas	International	Retail	Knoll	Intersegment Elimination	Total
Orders, as reported	$1,587.8	$535.4	$867.4	$1,220.5	$(27.6)	$4,183.5
% change from PY	29.7%	32.4%	6.7%	N/A	N/A	71.4%

Adjustments
Acquisitions	—	—	—	(1,220.5)	27.6	(1,192.9)
Currency Translation Effects (1)	(1.5)	5.9	6.3	—	—	10.7
Orders, organic	$1,586.3	$541.3	$873.7	$—	$—	$3,001.3
% change from PY	30.1%	33.9%	7.5%	N/A	N/A	23.2%

	Twelve Months Ended
	May 29, 2021
	Americas	International	Retail	Knoll	Intersegment Elimination	Total
Orders, as reported	$1,224.2	$404.4	$812.6	$—	$—	$2,441.2
Adjustments
Dealer Divestitures	(4.6)	—	—	—	—	(4.6)
Orders, organic	$1,219.6	$404.4	$812.6	$—	$—	$2,436.6
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period.

G. Design Within Reach Studio Metrics

	Studio Count				Studio Selling Square Footage
	Three Months Ended		Twelve Months Ended		Three Months Ended		Twelve Months Ended
	5/28/22	5/29/21	5/28/22	5/29/21	5/28/22	5/29/21	5/28/22	5/29/21
Beginning of Period	35	34	35	34	378,252	376,052	378,252	376,052
Studio Openings	1	1	1	1	5,855	2,200	5,855	2,200
Studio Closings	1	—	1	—	8,550	—	8,550	—
End of Period	35	35	35	35	375,557	378,252	375,557	378,252
Comparable Studios, End of Period*	34	34	34	34
Non-Comparable Studios, End of Period	1	1	1	1
DWR Comparable Brand Sales*	3.7%	87.7%	22.1%	32.3%

*DWR comparable brand sales reflect the year-over-year change in net sales across the multiple channels that DWR serves, including studios, outlets, contract, catalog, phone and eCommerce. Comparable studios reflect studios that were fully operational for the applicable current and prior year periods.
Note: Retail segment sales also include sales through eCommerce, outlet store, call center and wholesale channels.

H. Sales and Earnings Guidance - Upcoming Quarter

Company Guidance
Q1 FY2023
Net Sales	$1,080 million to $1,120 million
Gross Margin %	34.7% - 35.7%
Operating Expenses	$330 million to $340 million
Interest and Other Expense, Net	$16 million to $17 million
Effective Tax Rate	22% - 24%
Adjusted Earnings per Share - Diluted	$0.32 - $0.38

Q&A Webcast
The Company will host a live question and answer webcast to discuss the results of the fourth quarter of fiscal 2022 on Wednesday, June 29, 2022, at 5:30 PM ET. To ensure your access to the webcast, you should allow extra time to visit the Company’s website at https://www.millerknoll.com/investor-relations/news-events/events-and-presentations to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

About MillerKnoll
MillerKnoll is a collective of dynamic brands that comes together to design the world we live in. MillerKnoll brand portfolio includes Herman Miller, Knoll, Colebrook Bosson Saunders, DatesWeiser, Design Within Reach, Edelman Leather, Fully, Geiger, HAY, Holly Hunt, KnollTextiles, Maars Living Walls, Maharam, Muuto, naughtone, and Spinneybeck|FilzFelt. MillerKnoll is an unparalleled platform that redefines modern for the 21st century by building a more sustainable, equitable and beautiful future for all.

Forward-Looking Statements
This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to future events and anticipated results of operations, business strategies, the anticipated benefits of the transaction, the anticipated impact of the transaction on the combined company’s business and future financial and operating results, the expected amount and timing of synergies from the transaction, and other aspects of our operations or operating results. These forward-looking statements generally can be identified by phrases such as “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of MillerKnoll or the price of MillerKnoll’s stock. These forward-looking statements involve certain risks and uncertainties, many of which are beyond MillerKnoll’s control, that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to: the impact of public health crises, such as pandemics (including coronavirus (COVID-19)) and epidemics, and any related company or government policies and actions to protect the health and safety of individuals or government policies or actions to maintain the functioning of national or global economies and markets; risks related to the additional debt incurred in connection with the merger; MillerKnoll’s ability to comply with its debt covenants and obligations; the risk that the anticipated benefits of the merger will be more costly to realize than expected; the effect of the announcement of the merger on the ability of MillerKnoll to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom MillerKnoll does business, or on MillerKnoll’s operating results and business generally; the ability to successfully integrate Knoll’s operations; the ability of MillerKnoll to implement its plans, forecasts and other expectations with respect to MillerKnoll’s business after the completion of the transaction and realize expected synergies; business disruption following the merger; general economic conditions; the availability and pricing of raw materials; the financial strength of our dealers and the financial strength of our customers; the success of newly-introduced products; the pace and level of government procurement; and the outcome of pending litigation or governmental audits or investigations. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to MillerKnoll’s periodic reports and other filings with the SEC, including the risk factors identified in MillerKnoll’s most recent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. The forward-looking statements included in this communication are made only as of the date hereof. MillerKnoll does not undertake any obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.